                                                                       Exhibit 4

                                  AMENDMENT TO
                             HERITAGE COMMERCE CORP
                              AMENDED AND RESTATED
                          1994 TANDEM STOCK OPTION PLAN



     Section 5 of the Heritage Commerce Corp Amended and Restated 1994 Tandem Stock Option Plan (the "Plan") is hereby amended in its entirety as follows:

5. STOCK SUBJECT TO THE PLAN

     Subject to adjustments as provided in Section 12, hereof, the stock to be offered under the Plan shall be shares of the Company's authorized but unissued common stock (hereinafter called "stock") and the aggregate amount of stock to be delivered upon exercise of all options granted under this Plan shall not exceed 1,819,922 shares. If any option shall be canceled, surrendered or expire for any reason without having been exercised in full, the underlying shares subject thereto shall again be available for purposes of this Plan.

     Except as set forth in this amendment, the Plan remains in full force and effect.

                                            HERITAGE BANK OF COMMERCE



                                            By /s/ John E. Rossell III
                                              ----------------------------------



                                            By /s/ Brad L. Smith
                                              ----------------------------------


                                       10